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                                                                     EXHIBIT 5.1



                         [LATHAM & WATKINS LETTERHEAD]



                                August 23, 2000





Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, California  92121


               Re:    Registration Statement on Form S-3;
                      232,755 Shares of Common Stock, par value $.0001 per share

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 232,755 shares (the "Shares") of common stock, par value $.0001 per share, of Leap Wireless International, Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on August 23, 2000 (the "Registration Statement") to register certain resales of the Shares by the selling security holder named in the Registration Statement, you have requested our opinion with respect to the matters set forth below. The Shares will be issued to the selling security holder named in the Registration Statement pursuant to an Agreement for Purchase and Sale of Licenses, dated January 7, 2000, by and between the Company and Radiofone PCS, L.L.C. (the "Purchase Agreement").

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
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Leap Wireless International, Inc.
August 23, 2000
Page 2


        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion that as of the date of this opinion, the Shares have been duly authorized, and when issued in accordance with the Purchase Agreement, will be fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                            Very truly yours,

                                            /S/ LATHAM & WATKINS